AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this "Agreement") is made as of November 20, 2017, between Everest Global Services, Inc., a Delaware corporation (the "Company"), Everest Re Group, Ltd., ("Group"), Everest Reinsurance Holdings, Inc., a Delaware corporation ("Holdings") and Dominic J. Addesso (the "Executive").
WHEREAS, the Executive is currently serving as the President and Chief Executive of the Company;
WHEREAS, the Company, Holdings and the Executive are party to an Employment Agreement entered into as of July 1, 2012 and as amended effective as of December 4, 2015 (the "Prior Agreement") providing for the Executive's employment by the Company, and setting forth the terms and conditions for such employment;
WHEREAS, the Company, Group and Holdings desire to continue to employ the Executive and the Executive desires to continue to be employed by the Company, on the terms and conditions provided below; and
WHEREAS, this Agreement shall govern the employment relationship between Executive and the Company, Group and Holdings and supersedes all previous agreements and understandings with respect to such employment relationship; and
WHEREAS, the Company, Group, Holdings and the Executive desire to amend and restate the Prior Agreement in order to set forth the terms and conditions of the Executive's continued employment with the Company, Group and Holdings and have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.            ENGAGEMENT.
The Company agrees to continue to employ the Executive, and the Executive accepts such continued employment, on the terms and conditions set forth in this Agreement, unless and until such employment shall have been terminated as provided in this Agreement or as may otherwise be agreed to by the parties.
2.            TITLE AND DUTIES.
Executive shall serve as President and Chief Executive Officer of each of Group, Holdings and Everest Reinsurance Company and will report to the Board of Directors of Group ("Board") and shall perform duties consistent with these positions, shall abide by Company policies in effect from time to time, and shall devote his full business time and best efforts to his duties hereunder and the business and affairs of the companies over which he presides (except during vacation periods and periods of illness or other incapacity).  While Executive serves as Chief Executive Officer of the Group, if not previously appointed, the Board shall appoint Executive to the Group Board, and thereafter the Group Board shall nominate Executive for re-election as a member of its Board at each annual shareholders meeting during the term of this Agreement.  If elected to the Board by Group's shareholders, Executive shall serve on the Group Board without additional compensation.  Executive shall also serve, subject to his election, as a director and officer of any corporation which is a subsidiary or affiliate of the Company or Group, if elected by the stockholders or the board of directors of such corporation; provided, however, that in no event shall Executive be required to serve as a director of the Company unless he consents to do so.  The Executive may volunteer a reasonable portion of his non-working time to charitable, civic and professional organizations, as shall not interfere with the proper performance of his duties and obligations hereunder, provided the Executive shall not serve on any other board of directors of a public or private "for profit" company without the prior consent of the Board.  Executive will be based at the Company's facility currently located in Liberty Corner, New Jersey, subject to customary travel and business requirements.
3.            TERM.
This Agreement shall commence as of November 20, 2017, and shall continue in effect up through and including December 31, 2019, unless sooner terminated in accordance with this Agreement or as may otherwise be agreed to by the parties.  The parties further agree that any discussions regarding future extension of the term of this Agreement shall commence no later than twelve (12) months prior to the expiration date.  For the avoidance of doubt, the parties agree that Executive's termination of employment upon the expiration of the term of this Agreement shall be treated as "retirement" for purposes of this Agreement and any outstanding equity awards.
4.            COMPENSATION.
(a)            Base Salary.  Executive's base salary ("Base Salary") shall be $1,000,000 per annum, subject to appropriate increases, as determined and approved by the Compensation Committee of Group.  The Base Salary shall be paid in accordance with the Company's normal payroll practices in effect from time to time.
(b)            Annual Incentive Bonus.  Executive shall be eligible to participate in a bonus program or plan established by Group, subject to the approval of Group's shareholders, or to participate in an alternative bonus arrangement, as determined by the Compensation Committee of the Board of Directors of Group in consultation with Executive, and such arrangement to be consistent with current market industry practice.  Executive's target annual bonus opportunity ("Target Bonus") will be 125% of Base Salary.
(c)            Executive Stock Based Incentive Plan.  The Executive shall be eligible to participate in and receive such equity incentive compensation as may be granted by the Compensation Committee from time to time pursuant to the Everest Re Group, Ltd. 2010 Stock Incentive Plan, as such plan may then be in effect and as it may be amended or superseded from time to time or any successor plan (the "Stock Plan"), with a target value of 300% of Executive's

Base Salary as applicable to the fiscal year prior to the calendar year in which the Compensation Committee makes its determination to grant such a share award.  All awards to the Executive under the Stock Plan shall be determined by the Compensation Committee in its discretion.  Except as expressly set forth in this Agreement, all equity awards shall be subject to the terms of the Stock Plan.
With respect to all outstanding and unvested Performance Stock Unit Award Agreements granted to Executive prior to this Agreement and any Performance Stock Unit Awards that may be granted during the term of this Agreement, the following sections of each such agreement shall be deemed amended as follows:

"5.       Termination of Employment.  Except as otherwise provided in this Paragraph 5, if the Participant's Date of Termination occurs for any reason prior to the last day of the Restricted Period, all Covered Units shall be immediately forfeited.
Notwithstanding the foregoing:
(a)
If the Participant's Date of Termination occurs due to a Qualifying Termination prior to the last day of the Restricted Period, then the Participant shall remain eligible to receive shares for any Installments of Covered Units (to the extent not previously forfeited or settled) on or after such Qualifying Termination subject to the terms of this Agreement and subject to the Participant (for all Qualifying Terminations other than due to Retirement or death or Disability) signing and not revoking a general release and waiver of all claims against the Corporation.  If such release is not effective on or before the last day of the sixty-day period following the Date of Termination, the Participant shall immediately forfeit all of the Covered Units.

(b)
In the case of a Qualifying Termination that occurs prior to a Change in Control (that is not a Vesting Change in Control) and that is not due to Retirement or death or Disability, the Participant shall immediately forfeit all Covered Units (to the extent not previously settled) in the event the Participant engages in any Competitive Activity or violates any non-compete or non-solicitation obligation contained in any other agreement to which Participant is a party."

With respect to outstanding and unvested restricted stock award agreements granted to Executive with grant dates of February 20, 2013, February 26, 2014, February 25, 2015, and February 24, 2016, and any restricted stock awards that may be granted during the term of this Agreement, paragraph 3(b) of each such agreement (or such successor vesting provision) shall be deemed amended as follows:

"(b)
The Participant shall become vested in the Covered Shares on the date that is the six-month anniversary of the Participant's Date of Termination, which Date of Termination occurs prior to the date the Covered Shares would otherwise become vested, provided that (i) such Date of Termination occurs by reason of the Participant's retirement, with the consent of the Committee, at or after the Participant's attainment of age of 65 (or at an earlier age with the consent of the Committee) during the term of the Participant's Employment Agreement or upon or coincident with the expiration of the Employment Agreement, and (ii) the Participant does not engage in any Competitive Activity prior to the date that is the six-month anniversary of the Participant's Date of Termination.  If the Participant engages in Competitive Activity prior to such six-month anniversary of the Date of Termination, the Participant shall immediately forfeit all such unvested Covered Shares.
For purposes of this paragraph 3, 'Competitive Activity' shall mean engaging in, participating in, carrying on, owning, or managing, directly or indirectly, either for himself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, in any 'Competitive Business' in any jurisdiction in which the Corporation or any of its affiliates actively conducts business.  For purposes of this Paragraph 3, 'Competitive Business' means the property and casualty insurance or reinsurance business. Engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is a 'Competitive Business.' Notwithstanding anything herein to the contrary, if the Board of Directors fails to nominate and recommend the Participant for election as a member of the Board of Directors at any annual shareholders meeting following the expiration of the term of the Participant's Employment Agreement or if Participant is not re-elected to the Board of Directors by the Corporation's shareholders at such meeting, then following such meeting the Participant shall be permitted to serve as a non-executive director of any Competitive Business and shall not be considered as having engaged in Competitive Activity."
5.            BENEFITS.
(a)            Employer Benefit Plans.  During the Term, Executive will be eligible to participate, on terms which are generally available to the other senior executives of the Company and subject to the eligibility requirements of the applicable Company plans as in effect from time to time, in the Company's deferred compensation, medical, dental, vacation and disability programs and other benefits generally available to the Company's senior executives from time to time.
(b)            Business Expenses.  The Executive is authorized to incur and the Company shall either pay directly or reimburse the Executive for ordinary and reasonable expenses in connection with the performance of his duties hereunder, including, without limitation, expenses for (A) transportation, (B) business meals, (C) travel and lodging, and (D) similar items. The Executive agrees to comply with Company policies with respect to reimbursement and record keeping in connection with such expenses.
(c)            Retirement Benefits.  Executive will be eligible to participate in the Company's existing tax-qualified retirement plans and the Company's defined contribution supplemental retirement plan ("defined contribution SERP") and defined benefit supplemental retirement plan ("defined benefit SERP"), as they may be in effect from time to time.
6.            TERMINATION OF EMPLOYMENT.
The employment of the Executive hereunder may be terminated by the Company at any time, subject to the Company providing the compensation and benefits in accordance with the terms of this Section 6, which shall constitute the Executive's sole and exclusive remedy and legal recourse upon any such termination of employment (and the Executive hereby waives and releases any and all other claims against the Company and its parent entities, affiliates, officers, directors and employees in such event).
(a)            Termination Due To Death Or Disability.  In the event of the Executive's death, Executive's employment shall automatically cease and terminate as of the date of death. If Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability, as such incapacitation is certified in writing by a physician chosen by the Company and reasonably acceptable to Executive (or his spouse or representative if in the Company's reasonable determination Executive is not then able to exercise sound judgment), and shall therefore be unable to perform his duties hereunder for a period of either (i) one hundred twenty (120) consecutive days, or (ii) more than six (6) months in any twelve month period, with reasonable accommodation as required by law, then to the extent consistent with applicable law, Executive shall be considered "Disabled" and the employment of Executive hereunder and this Agreement may be terminated by Executive or the Company upon thirty (30) days' written notice to the other party following such certification.  In the event of the termination of employment due to Executive's death or Disability, Executive or his estate or legal representatives shall be entitled to receive:
(i)            payment for all accrued but unpaid Base Salary as of the date of Executive's termination of employment;
(ii)            reimbursement for expenses incurred by the Executive pursuant to Section 5(b) hereof up to and including the date on which employment is terminated;
(iii)            any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans (including, for the avoidance of doubt, any equity plans) to the extent permitted by such plans (with the payments described in subsections (i) through (iii) of this Section 6(a) collectively called the "Accrued Payments");
(iv)            any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date; and
(v)            if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year.  Any annual incentive bonus due under section 6(a)(iv) or (v) shall be paid no later than sixty (60) days after Group's Compensation Committee determines the amount, if any, of such bonus.
(b)            Termination For Cause.  The Company may, at any time, terminate Executive's employment for Cause.  The term "Cause" for purpose of this Agreement shall mean (a) repeated and gross negligence in fulfillment of, or repeated failure of Executive to fulfill, his material obligations under this Agreement, in either event after written notice thereof, (b) material willful misconduct by Executive in respect of his obligations hereunder, including, but not limited to, fraudulent misconduct, (c) conviction of any felony, or any crime of moral turpitude or, (d) a material breach in trust committed in willful or reckless disregard of the interests of the Company or its affiliates or undertaken for personal gain.
For purposes of this Section 6 of the Agreement, an act or failure to act shall be considered "willful" only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.
In the event of the termination of Executive's employment hereunder by the Company for Cause, then Executive shall be entitled to receive payment of the Accrued Payments.
(c)            Termination and Clawback. Notwithstanding anything in this Agreement to the contrary, if the Executive engages in material willful misconduct in respect of his obligations hereunder, including, but not limited to, fraudulent misconduct, during the term of this Agreement or during the period in which he is otherwise entitled to receive payments hereunder following his termination of employment, then (i) the Executive shall be required to repay to the Company any incentive compensation (including equity awards) paid to the Executive during the period in which he engaged in such misconduct, as determined by a majority of the Board of Directors of Group in its sole discretion, provided that no such determination may be made until Executive has been given written notice detailing the specific event constituting such material willful misconduct and an opportunity to appear before the Group Board (with legal counsel if so requested in writing by Executive) to discuss the specific circumstances alleged to give rise to the material willful misconduct; and (ii) upon such determination, if Executive has begun to receive payments or benefits under clauses (ii), (iii), (iv), (v) and (vi) of paragraph (d) of this Section 6, then such payments and benefits shall immediately terminate, and Executive shall be required to repay to the Company the payments and the value of the benefits previously provided to him hereunder.
(d)            Termination without Cause or for Good Reason.  The Company may terminate Executive's employment hereunder without Cause at any time.  The Executive may terminate his employment for Good Reason by providing thirty (30) days' prior written notice to the Company.  In the event of the termination of Executive's employment under this Section 6(d) by the Company without Cause or by the Executive for Good Reason, in each case prior to or more than twenty-four (24) months following a Material Change (as defined in the Everest Re Group, Ltd. Senior Executive Change of Control Plan, as amended and restated effective January 1, 2009 (the "Change of Control Plan")), then Executive shall be entitled to:
(i)            payment of the Accrued Payments;

(ii)            a separation allowance, payable in equal installments in accordance with normal payroll practices over a twenty-four (24) month period beginning immediately following the date of termination, equal to two (2) times the sum of Executive's Base Salary as in effect on January 1, 2014;
(iii)            any annual incentive bonuses as determined by the Group Compensation Committee to have been earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;
(iv)            if employment termination occurs prior to the end of any fiscal year, an annual incentive bonus for such fiscal year in which employment termination occurs determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year;
(v)            except for outstanding and unvested Performance Stock Unit Awards addressed in Section 4(c), all of Executive's then unvested restricted stock or restricted stock units granted to Executive will fully vest and restrictions lapse on the last day of the six-month period immediately following such termination date, conditioned on the Company receiving from Executive the release of claims referred to in Section 6(h) below and on Executive's compliance with Section 12; and
(vi)            the Company shall arrange for the Executive to continue to participate on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the disability and life insurance programs provided to the Executive pursuant to Section 5(a) hereof until the earlier of (i) the end of the twenty-four (24) month period beginning on the effective date of the termination of Executive's employment hereunder, or (ii) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer.  The foregoing of this Section 6(d)(vi) is referred to as "Benefits Continuation".  In addition, the Company agrees to pay Executive a single cash sum in order to enable Executive to pay for medical and dental coverage (through COBRA or otherwise) that is comparable to the medical and dental coverage in effect for Executive (and his dependents, if any) immediately prior to his termination of employment, with such cash amount equal to the cost of the premiums for such coverage that would apply if Executive were to elect COBRA continuation coverage under the Company's medical and dental plans following his termination of employment and continue such coverage for the twenty-four (24) month period beginning on the date of Executive's termination of employment.  The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.
Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), (v) and (vi) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of Section 11 or Section 12 of this Agreement, and if Executive breaches any provision of Section 11 or Section 12 after receipt of any such payment or benefit, then Executive shall be required to repay the Company the payments and benefits described in clauses (ii), (iii), (iv), (v)

and (vi) above within thirty (30) days after notice from the Company that Executive has so breached the Section 11 or Section 12 of the Agreement.
For purposes of this Agreement, the term "Good Reason" means, without Executive's written consent: (i) a materially adverse change in the nature, title or status of his position or responsibilities; (ii) a reduction by the Company in the Base Salary, Target Bonus or the multiplier of 2.50 that would be used in calculating the Cash Payment referenced in Section IV(A) of the Senior Executive Change of Control Plan; (iii) failure of the Group Board to nominate Executive for election to the Group Board at an annual meeting of shareholders (other than solely due to any future stock exchange or other legal requirement prohibiting management directors or to the extent prohibited by the Group Bye-Laws); (iv) the Company requiring Executive to be based at a location in excess of fifty (50) miles from the location of the Company's principal executive office as of the effective date of this Agreement, except for required travel on company business or if Executive is required to relocate to Group's headquarters in Bermuda; or (v) a material breach of this Agreement by the Company.
Provided that in all cases of which, in each of subsections (i) through (v) in the immediately preceding paragraph, is not remedied by the Company within thirty (30) days of receipt of written notice of such event or breach delivered by Executive to the Company; provided further, that the Executive may only exercise his right to terminate this Agreement for Good Reason within the sixty (60) day period immediately following the occurrence of any of the events described in subsections (i) through (v) above.
(e)            Termination of Employment without Cause or for Good Reason following a Change-in-Control.  If the Company terminates Executive's employment without Cause or Executive terminates his employment for Good Reason, in each case within twenty four (24) months following a Material Change (as defined in the Change of Control Plan), the Company's sole obligation will be to provide to Executive the benefits and payments provided in that Change of Control Plan, and the Executive shall be entitled to no benefits or payments hereunder.  Executive shall be entitled to a multiplier of 2.50 for purposes of calculating the Cash Payment referenced in Section IV(A) of the Change of Control Plan.
Notwithstanding the foregoing, if the rights, compensation and benefits described in the Change of Control Plan pertaining to termination are less than those provided in this Agreement, as determined by Executive and the Group Board, Executive will only be entitled to the compensation, benefits and rights provided in this Agreement, and Executive waives and specifically disclaims any rights, benefits and compensation he would otherwise have been entitled to under the Change of Control Plan.
(f)            Voluntary Termination by the Executive without Good Reason.  In the event Executive terminates his employment without Good Reason, he shall provide ninety (90) days prior written notice of such termination to the Company. Upon such voluntary termination, the Executive will be entitled to the Accrued Payments only, but the Executive shall be entitled to no other benefits or payments hereunder. Without limiting all other rights and remedies of the Company under this Agreement or otherwise, a termination of employment by the Executive without Good Reason upon proper notice, will not constitute a breach by the Executive of this Agreement.

(g)            Resignation from all Boards.  Upon termination or cessation of Executive's employment with the Company for any reason, including the cessation of employment upon expiration of the term of this Agreement, Executive agrees immediately to resign his employment with the Company and all affiliates.  Any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation as well as resignation from any position on all boards of directors of any subsidiary or affiliate of the Company.
Notwithstanding the foregoing, and in further consideration for Executive to become vested in all outstanding and unvested restricted stock awards on the six (6) month anniversary of the date of termination, in addition to the vesting requirements set forth in Section 4(c) above the Executive shall continue to perform his service as a director on the Group Board following his cessation of employment until the conclusion of his elected term, unless such cessation is due to a termination of the Executive's employment by the Company for Cause.
(h)            Release of Claims as Condition.  The Company's obligation to pay the separation allowance and provide all other benefits and rights (including equity vesting) referred to in this Agreement shall be conditioned upon the Executive having delivered to the Company an executed full and unconditional release of claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries, officers, employees, directors, agents and representatives satisfactory in form and content to the Company's counsel.
(i)            No Mitigation.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.
(j)            Time for Payment.  Subject to the terms and conditions set forth in Section 13, and except as otherwise expressly stated herein, benefits payable pursuant to this Section 6, if any, shall be paid within sixty (60) days following Executive's termination of employment.
7.            INDEMNIFICATION.
(a)            The Company shall indemnify, defend and hold Executive harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys' fees incurred by him, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company.  Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which the Company is obligated to indemnify, defend and hold harmless Executive of which it or he (as the case may be) gains knowledge.
(b)            The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors' and officers' insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.
8.            ARBITRATION.
The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Executive agree that, with the express exception of any dispute or controversy arising under Sections 11 and 12 of this Agreement, any controversy or claim arising out of or in any way relating to Executive's employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in New Jersey, or such other place agreed to by the parties, as follows:
Any such arbitration shall be heard by a single arbitrator. Except as the parties may otherwise agree, the arbitration, including the procedures for the selection of an arbitrator, shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA").
All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrator shall have the discretion to award costs and/or attorneys' fees as he or she deems appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amounts that are in any way punitive in nature.
Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
It is intended that controversies or claims submitted to arbitration under this Section 8 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the view or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.
Notwithstanding the foregoing, each of the parties agrees that, prior to submitting a dispute under this Agreement to arbitration, the parties agree to submit for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York, New York Resolutions Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in New Jersey (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company's other rights).

9.            ENFORCEABILITY.
It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement.  Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.
10.            ASSIGNMENT.
This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive.  This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).
11.            NON-DISCLOSURE; NON-SOLICITATION; COVENANTS OF EXECUTIVE; COOPERATION.
(a)            Executive acknowledges that as a result of the services to be rendered to the Company hereunder, Executive will be brought into close contact with many confidential affairs of the Company, its parents, subsidiaries and affiliates, not readily available to the public. Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company is international in scope; that its goods and services are marketed throughout the United States and other countries; and that the Company competes with other organizations that are or could be located in any part of the United States or the world.
(b)            In recognition of the foregoing, Executive covenants and agrees that, except as is necessary in providing services under this Agreement, or as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency, Executive will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its parents, subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not disclose them to anyone outside of the Company either during or after his employment.  For the purposes of this Agreement, "Confidential Information" and "Trade Secrets" of the Company mean information which is proprietary and secret to the Company, its parents, subsidiaries and affiliated entities.  It may include, but is not limited to, information relating to present future concepts and business of the Company, its parents, subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans.  As a guide, Executive is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its parents, subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Executive's mind as to whether information is secret and confidential to the Company, its subsidiaries and affiliated entities, Executive agrees to request an opinion, in writing, from the Company as to whether such information is secret and confidential.
(c)            Executive will deliver promptly to the Company on termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its parents, subsidiaries and affiliated entities, and all property owned by the Company, its subsidiaries and affiliated entities, which Executive obtained while employed by the Company, and which Executive may then possess or have under his control.
(d)            Executive will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Executive's employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, though the use of Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Executive shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company's rights hereunder. Executive agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company.  If the Company is unable because of Executive's mental or physical incapacity to secure Executive's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him.  Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from registrations belonging to the Company.
(e)            The Executive agrees that for a period of twenty-four (24) months after the termination or cessation of the Executive's employment with the Company for any reason, except in the case of a Voluntary Termination by Executive without Good Reason in which case the period of time shall be twelve (12) months, (except that the time period of such restrictions shall be extended by any period during which the Executive is in violation of this Section 11(e)) the Executive will not:
(i)            directly or indirectly solicit, attempt to hire, or hire any employee of the Company or its affiliates (or any person who may have been employed by the Company or its affiliates during the last year of the Executive's employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company or its affiliates; or

(ii)           take action intended to encourage any vendor or supplier of the Company or its affiliates to cease to do business with the Company or its affiliates or materially reduce the amount of business the vendor or supplier does with the Company or its affiliates; or
(iii)          materially disparage the Company or its affiliates.
(f)            Executive agrees to cooperate with the Company, during the term of this Agreement and at any time thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company, its parents, subsidiaries and affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, as requested; provided, however that it does not materially interfere with his then current professional activities.  The Company agrees to reimburse Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.
12.            NON-COMPETITION AGREEMENT.
The Executive agrees that throughout the term of his employment, and for a period of twenty-four (24) months after termination or cessation of employment for any reason, except in the case of a Voluntary Termination by Executive without Good Reason in which case the period of time shall be twelve (12) months, (except that the time period of such restrictions shall be extended by any period during which the Executive is in violation of this Section 12), he will not engage in, participate in, carry on, own, or manage, directly or indirectly, either for himself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, in any "Competitive Business" in any jurisdiction in which the Company or any of its affiliates actively conducts business.  For purposes of this Section 12, "Competitive Business" means the property and casualty insurance or reinsurance business.
The Executive's engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is a "Competitive Business".
The Executive acknowledges, with the advice of legal counsel, that he understands the foregoing provisions of this Section 12 and that these provisions are fair, reasonable, and necessary for the protection of the Company's business.
Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in Sections 11 and 12 will be inadequate and that the Company and its affiliates, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.
Notwithstanding anything herein to the contrary, (i) if the Group Board fails to nominate and recommend Executive for election as a member of the Board at any annual shareholders meeting following the expiration of the term of this Agreement or if Executive is not re-elected to the Board by the Group's shareholders at such meeting, then following such meeting the Executive shall be permitted to serve as a non-executive director of any Competitive Business, and (ii) if the Group Board fails to recognize or accept Executive's notice of retirement upon the expiration of the term of this Agreement (other than on account of a termination of Executive's employment hereunder by the Company for Cause), which recognition or acceptance shall not be unreasonably withheld, the provisions of this Section 12 shall not apply to Executive following the Executive's termination or cessation of employment upon the expiration of the term of this Agreement.
To the extent Executive accepts an appointment as a non-executive director of an entity engaged in Competitive Business pursuant to subsection (i) above, Executive shall notify the Group Board of such acceptance and position and identify the entity.
13.            TAXES.
(a)            All payments to be made to and on behalf of the Executive under this Agreement will be subject to required withholding of federal, state and local income, employment and excise taxes, and to related reporting requirements.
(b)            Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Internal Revenue Code, as amended (the "Code") and any regulations and other guidance issued thereunder, and this Agreement and the payment of any benefits hereunder shall be operated and administered accordingly.  Specifically, but not by limitation, the Executive agrees that if, at the time of termination of employment, the Company is considered to be publicly traded and he is considered to be a specified employee, as defined in Section 409A, then some or all of such payments to be made hereunder as a result of his termination of employment shall be deferred for no more than six (6) months following such termination of employment, if and to the extent the delay in such payment is necessary in order to comply with the requirements of Section 409A of the Code. Upon expiration of such six (6) month period (or, if earlier, his death), any payments so withheld hereunder from the Executive hereunder shall be distributed to the Executive, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date).
(c)            With respect to any amount of expenses eligible for reimbursement that is required to be included in the Executive's gross income for federal income tax purposes, such expenses shall be reimbursed to the Executive no later than December 31 of the year following the year in which the Executive incurs the related expenses.  In no event shall the amount of expenses (or in-kind benefits) eligible for reimbursement in one taxable year affect the amount of expenses (or in-kind benefits) eligible for reimbursement in any other taxable year (except for those medical reimbursements referred to in Section 105(b) of the Internal Revenue Code of 1986), nor shall Executive's right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
(d)            If the benefits payable hereunder constitute deferred compensation within the meaning of Section 409A of the Code, then Executive shall execute and deliver to the Company such release within sixty (60) days following the receipt of the general release, or if later, immediately following the expiration of any revocation period required by law.  Benefits that would have otherwise been payable during such sixty (60) day period shall be accumulated and paid on the 60th day following Executive's termination, provided such release shall have been executed and such revocation periods shall have expired.  If a bona fide dispute exists, then Executive shall deliver a written notice of the nature of the dispute to the Company within thirty (30) days following receipt of such general release.  Benefits shall be deemed forfeited if the release (or a written notice of a bona fide dispute) is not executed and delivered to the Company within the time specified herein.
(e)            Termination of employment, or words of similar import, used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, "separation from service" as defined in Section 409A of the Code and the regulations promulgated thereunder.
14.            SURVIVAL.
Anything in Section 6 hereof to the contrary notwithstanding, the provisions of Section 7 through 16 shall survive the expiration or termination of this Agreement, regardless of the reasons therefor.
15.            NO CONFLICT; REPRESENTATIONS AND WARRANTIES.
The Executive represents and warrants that (i) the information (written and oral) provided by the Executive to the Company in connection with obtaining employment with the Company or in connection with the Executive's former employments, work history, circumstances of leaving former employments, and educational background, is true and complete, (ii) he has the legal capacity to execute and perform this Agreement, (iii) this Agreement is a valid and binding obligation of the Executive enforceable against him in accordance with its terms, (iv) the Executive's execution, delivery or performance of this Agreement will not conflict with or result in a breach of any agreement, understanding, order, judgment or other obligation to which the Executive is a party or by which he may be. bound, written or oral, and (v) the Executive is not subject to or bound by any covenant against competition, non-disclosure or confidentiality obligation, or any other agreement, order, judgment or other obligation, written or oral, which would conflict with, restrict or limit the performance of the services to be provided by him hereunder.  The Executive agrees not to use, or disclose to anyone within the Company, its parents, subsidiaries or affiliates, at any time during his employment hereunder, any trade secrets or any confidential information of any other employer or other third party.  Executive has provided to the Company a true copy of any non-competition obligation or agreement to which he may be subject.
16.            MISCELLANEOUS.
(a)            Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:
If to the Company or Holdings:

Everest Global Services, Inc.
Westgate Corporate Center
477 Martinsville Road
P.O. Box 830
Liberty Corner, New Jersey 07938-0830
Attention: General Counsel
If to Executive:
Employee's last known address, as reflected in the Company's records.
With a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:  Michael Groll, Esq.
Any notice given as set forth above will be deemed given on the business day sent when delivered by hand during normal business hours, on the business day after the business day sent if delivered by a nationally-recognized overnight courier, or on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested.
(b)            Law Governing.  This Agreement shall be deemed a contract made under and for all purposes shall be construed in accordance with, the laws of the State of New Jersey without reference to the principles of conflict of laws.
(c)            Jurisdiction.  Subject to Section 8 above, (i) in any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement (including Sections 11 and 12 or the transactions contemplated by this Agreement), the Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the State of New Jersey or any of the state courts of the State of New Jersey; (ii) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 16(a) above, shall be deemed effective service of process on such party in any such suit, action or proceeding; and (iv) WAIVER OF JURY TRIAL: EACH OF THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d)            Headings.  The Section headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.
(e)            Number and Gender.  Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the feminine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.
(f)            Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter, including without limitation, the Prior Agreement.
(g)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute one instrument.
(h)            Expenses.  All reasonable legal and advisor fees and expenses incurred by Executive in negotiating and entering into this Agreement will be paid by the Company.  All such fees and expenses will be paid by the Company within thirty (30) days after the Company's receipt of the invoices therefor.
(i)            Amendments.  This Agreement may not be amended except by a writing executed by each of the parties to this Agreement.
(j)            No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board, No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of November 20, 2017.

EVEREST GLOBAL SERVICES, INC.	EVEREST REINSURANCE
HOLDINGS, INC.

/S/ SANJOY MUKHERJEE	/S/ SANJOY MUKHERJEE
Sanjoy Mukherjee	Sanjoy Mukherjee
Executive Vice President	Executive Vice President

EVEREST RE GROUP, LTD.

/S/ SANJOY MUKHERJEE
Sanjoy Mukherjee
Executive Vice President

/S/ DOMINIC J. ADDESSO
Dominic J. Addesso